EXHIBIT 11
            Statement Regarding the Computation of Earnings Per Share

                                                    For the six month period
                                                          ending June 30
                                                   ---------------------------
                                                       2000            1999
                                                   ---------------------------

Weighted average shares outstanding:               5,690,172         5,794,050

Common Stock

Common Stock Equivalents
         Stock Options                                     0                 0
         Stock Awards                                      0                 0
         ESOP Shares                                       0                 0
Total Common Stock Equivalents                             0                 0

Total weighted average shares outstanding          5,690,172         5,794,050

Net Income                                         4,078,000         3,813,000

Net Income Per Share                                .72(cent)         .66(cent)

Fully Diluted Income Per Share                      .72(cent)         .66(cent)







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